Exhibit 99.1

      Weyco Reports Record Fourth Quarter And Full Year Sales And Earnings

    MILWAUKEE, Feb. 23 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS), today announced record financial results for the fourth quarter and full year 2003.


    For the fourth quarter:

      -- Diluted earnings per share increased 11.0% to a record $.91 compared with $.82 in 2002.

      -- Net sales totaled $54.6 million compared with $54.2 in 2002.
         Wholesale sales were $46.1 in 2003, versus $46.7 in 2002, a decrease of 1.3%. The Company's Stacy Adams brand was up 1% with the Company's Florsheim and Nunn Bush brands each down 2%. Retail sales increased 8.5% to $7.2 million up from $6.6 million in 2002. Same store sales were up 2%, with the rest of the increase due to one additional store in 2003. Licensing revenue, which is included in net sales, was $1.3 million in 2003 as compared with $.9 million in 2002.

      -- Operating earnings increased 6.8% to $8.5 million or 15.7% of net sales, compared with $8.0 million or 14.8% of net sales in 2002. The increase in operating earnings results from an increase in overall gross margins of approximately 1.2%. The increased margins were primarily in the Company's Florsheim division and are the result of product mix, as less excess and obsolete merchandise was sold in 2003. Inventories of the Florsheim products are now at normal operating levels.

      -- Net earnings grew by 13.3% to $5.4 million or 9.8% of sales, versus
         $4.7 million or 8.7% of net sales in 2002. The 13.3% increase in net earnings was greater than the 6.8% increase in operating earnings because of lower interest expense, as both interest rates and debt levels are down from 2002, and a lower effective tax rate.

    For the year:

      -- Diluted earnings per share increased by 27% to a record $2.91 as compared with $2.29 in 2002.

      -- Net sales were $215.8 million up 19.1% from 2002 net sales of $181.2 million. Wholesale sales rose 14.5% to $187.3 million as compared with $163.6 million in 2002. The increase in sales was due to the Florsheim acquisition in May 2002, as 2003 now included a full year of sales for the Florsheim brand. The Company's Nunn Bush brand was up 1% while the Stacy Adams brand was down 2%. Retail sales increased 56% to $24.9 million as compared with $15.9 million in 2002. The increase was primarily due to having a full year of retail sales from the 23 stores acquired as part of the Florsheim acquisition in May 2002 and the opening of one new store in March 2003. Same store retail sales were up 1.4% in 2003. Licensing revenue, which is included in net sales, was $3.6 million in 2003 as compared with $1.7 million in 2002.

      -- Operating earnings increased 27.4% to $27.3 million or 12.6% of net sales compared with $21.4 million or 11.8% of net sales.

      -- Net earnings grew by 30% to $17.1 million or 7.9% of net sales, as compared with $13.2 million or 7.3% of net sales.


    Operating earnings and net earnings both increased primarily as a result of the acquisition of Florsheim in May 2002. Also contributing to the increase in earnings was an increase in overall gross margins of 2.8%, of which 1% was the result of having a larger percentage of retail sales to total sales in 2003. The remaining increase was principally in the Company's Florsheim division, resulting from the change in product mix.

    The Company's balance sheet continued to strengthen. During 2003 the Company's cash and marketable securities increased $2.1 million, while at the same time the Company completed an $8.5 million expansion of its distribution center, repurchased $3.4 million of its common stock and paid down
$9.9 million on its outstanding debt. At December 31, 2003, the Company had cash and marketable securities of $19.6 million and outstanding debt under its revolving credit agreement of $27.9 million.

    "2003 marked the best year in the Company's history," stated Tom Florsheim, Jr., Chairman and Chief Executive Officer, Weyco Group, Inc. "We are very pleased with the progress we have made in the first full year of having Florsheim within the Weyco fold. We have worked through obsolete inventory acquired in the acquisition, pruned back the distribution that did not fit Florsheim's position in the market, and have retooled the product line to broaden Florsheim's appeal to a more modern consumer. Our focus for 2004 is on continuing to build the Florsheim brand for the long term with the right retail partners, emphasizing department stores and better specialty stores."

    "Our Nunn Bush business continues to be strong, as indicated by the second straight year of wholesale sales increases. Nunn Bush growth continues to be driven by strong consumer and retail acceptance of our Comfort-Gel construction, which offers an unparalleled value in today's marketplace."

    "Our Stacy Adams dress shoe business continued to be robust, with a high single-digit increase for the second straight year. Overall, sales for the Stacy Adams division were down slightly based upon decline in our SAO casuals. The casual streetwear market in which SAO competes remains challenging, as the 15 to 25-year old consumer has shifted more towards athletic shoes. However, we believe that the SAO business is stabilizing. Our new designs for Fall 2004 have been well received and we are committed to maintaining SAO as an important part of the Stacy Adams division. Overall we feel all of our brands are well positioned as we head into 2004."

    "Our licensing revenue more than doubled in 2003. This is due both to having a full year of Florsheim licensing business, as well as strong growth in our Stacy Adams licensing business. Florsheim licenses its brand in a number of markets overseas and also has certain accessory licenses in the United States. Stacy Adams licenses its brand name across eight different product categories, with significant growth achieved every year since the brand entered the licensing business in 1998."

    On January 2, 2004, the Company paid a regular quarterly dividend of $.10 per share to shareholders of record December 1, 2003.


    Weyco Group, Inc., headquartered in Milwaukee, WI, is engaged in the distribution of men's footwear. The principal brands of shoes sold are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams, and SAO by Stacy Adams. The company's products consist of quality leather dress and casual shoes.


    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions;
(ii) procure a majority of its products from independent manufacturers; and
(iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.



    WEYCO GROUP, INC.
    CONSOLIDATED STATEMENTS OF EARNINGS
    Unaudited

                       For the Quarter Ended        For the Year Ended
                            December 31,                December 31,
                         2003         2002          2003          2002

    NET SALES         54,563,067   54,182,766   $215,760,531   $181,200,118

    COST OF SALES     32,959,701   33,374,153    139,315,498    122,062,238

      Gross earnings  21,603,366   20,808,613     76,445,033     59,137,880

    SELLING AND
     ADMINISTRATIVE
     EXPENSES         13,055,488   12,805,113     49,184,303     37,731,912

      Earnings from
       operations      8,547,878    8,003,500     27,260,730     21,405,968

    INTEREST INCOME      126,035      169,963        528,531        853,032

    INTEREST EXPENSE    (290,332)    (477,773)    (1,374,682)    (1,289,159)

    OTHER INCOME AND
     EXPENSE, net         32,608       37,765        275,222         18,077
       Earnings before
        provision for
        income taxes   8,416,189    7,733,455     26,689,801     20,987,918
    PROVISION FOR
     INCOME TAXES      3,055,000    3,000,000      9,555,000      7,800,000
       Net earnings  $ 5,361,189  $ 4,733,455   $ 17,134,801   $ 13,187,918

    BASIC EARNINGS
     PER SHARE*             $.94         $.84          $3.01          $2.34
    DILUTED EARNINGS
     PER SHARE*             $.91         $.82          $2.91          $2.29

    *Earnings per share figures have been adjusted to reflect the October 1, 2003 150% stock dividend.



    CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
    December 31, 2003 and 2002
                                                     2003           2002
    ASSETS
    CURRENT ASSETS:
      Cash and cash equivalents                   $9,091,567     $7,301,104
      Marketable securities, at amortized cost     4,206,100      2,099,140
      Accounts receivable, net                    29,900,197     32,170,795
      Accrued income tax receivable                  228,074      1,008,079
      Inventories                                 43,727,578     49,740,933
      Deferred income tax benefits                 2,483,037      2,421,000
      Prepaid expenses and other current assets      968,264        803,108
        Total current assets                      90,604,817     95,544,159
    MARKETABLE SECURITIES, at amortized cost       6,273,638      8,026,127
    OTHER ASSETS                                  13,750,574     12,687,075
    PLANT AND EQUIPMENT, net                      29,689,257     22,159,983
    TRADEMARK                                     10,867,969     10,821,681
                                                $151,186,255   $149,239,025


    LIABILITIES AND SHAREHOLDERS' INVESTMENT

    CURRENT LIABILITIES:
      Short-term borrowings                      $27,944,830           $ --
      Accounts payable                             7,465,606     11,268,713
      Dividend payable                               563,642        490,810
      Accrued liabilities                          8,279,846      8,473,373
    Total current liabilities                     44,253,924     20,232,896
    LONG-TERM PENSION LIABILITY                    3,077,285      3,003,823
    DEFERRED INCOME TAX LIABILITIES                5,009,158      3,416,000
    LONG TERM DEBT                                        --     37,801,992

    SHAREHOLDERS' INVESTMENT:
      Common Stock                                 4,324,983      2,886,456
      Class B Common Stock                         1,305,435        902,608
      Capital in excess of par value               4,189,138      4,999,047
      Reinvested earnings                         88,917,253     77,092,150
      Accumulated other comprehensive income
       (loss)                                        109,079     (1,095,947)
         Total shareholders' investment           98,845,888     84,784,314
                                                $151,186,255   $149,239,025


    CONSOLIDATED STATEMENTS
    OF CASH FLOWS (Unaudited)
    For the years ended December 31, 2003 and 2002
                                                     2003           2002

    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings                               $17,134,801    $13,187,918
      Adjustments to reconcile net earnings to
       net cash provided by operating activities -
         Depreciation                              2,322,794      2,104,960
         Amortization of debt issuance costs         187,020        126,159
         Deferred income taxes                       978,527      1,164,000
         Deferred compensation                       197,292        184,380
         Pension expense (income)                    992,050         13,971
         (Gain) loss on sale of assets               (25,819)         5,694
         Increase in cash surrender value of
          life insurance                            (574,371)      (551,394)

      Changes in operating assets and liabilities
       (net of acquired business) -
         Accounts receivable                       2,270,598        852,193
         Inventories                               6,013,355     (7,374,620)
         Prepaids and other current assets          (165,156)       (39,647)
         Accounts payable                         (3,803,107)     5,672,219
         Accrued liabilities and other              (258,149)     1,439,578
         Accrued income taxes                      1,009,700     (2,468,382)
           Net cash provided by operating
            activities                            26,279,535     14,317,029

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of Florsheim assets                (46,288)   (48,477,847)
      Purchase of marketable securities           (5,163,270)    (6,004,234)
      Proceeds from maturities of marketable
       securities                                  4,808,799      9,899,355
      Purchase of plant and equipment             (9,833,660)    (8,194,532)
      Proceeds from sales of plant and equipment      37,623          2,200
        Net cash used for investing activities   (10,196,796)   (52,775,058)


    CASH FLOWS FROM FINANCING ACTIVITIES:
      Debt issuance costs                                 --       (374,057)
      Cash dividends paid                         (2,086,763)    (1,878,604)
      Shares purchased and retired                (3,361,294)      (195,447)
      Proceeds from stock options exercised        1,012,943      1,064,155
      Net (repayments) borrowings under
       revolving credit facilities                (9,857,162)    30,292,088
         Net cash (used for) provided by
          financing activities                   (14,292,276)    28,908,135

      Net increase (decrease) in cash and
       cash equivalents                            1,790,463     (9,549,894)

    CASH AND CASH EQUIVALENTS, at beginning
     of year                                      $7,301,104    $16,850,998


    CASH AND CASH EQUIVALENTS, at end of year     $9,091,567     $7,301,104

    SUPPLEMENTAL CASH FLOW INFORMATION:
      Income taxes paid, net of refunds           $7,543,171     $9,069,613
      Interest paid                               $1,383,664       $893,957



SOURCE  Weyco Group, Inc.
    -0-                             02/23/2004
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880/ /Web site: http://www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  REA
SU:  ERN